                                                                     Exhibit 11
                       ALLIED Group, Inc. and Subsidiaries
                        Computation of Per Share Earnings
            For the Three and Six Months Ended June 30, 1996 and 1995


                                             Three Months Ended                  Six Months Ended
                                                  June 30,                            June 30,
                                     ---------------------------------    -------------------------------
                                          1996               1995             1996               1995
                                     ---------------    --------------    -------------     -------------
Primary

   Net income                        $     7,548,066    $   12,756,169    $  21,496,330     $  25,140,492

   Preferred stock dividends                (878,779)       (1,809,594)      (2,353,043)       (3,629,532)

   Stock options in subsidiary              (117,142)          (82,520)        (218,810)         (160,686)
                                     ---------------    --------------    -------------     -------------

   Adjusted net income               $     6,552,145    $   10,864,055    $  18,924,477     $  21,350,274
                                     ===============    ==============    =============     =============

   Earnings per share                $           .47    $         1.17    $        1.52     $        2.32
                                     ===============    ==============    =============     =============

   Weighted average shares
    outstanding                           13,910,473         9,170,716       12,283,194         9,102,882

   Dilutive effective of
    unexercised stock options*               124,243            94,609          132,752           117,798
                                     ---------------    --------------    -------------     -------------

                                          14,034,716         9,265,325       12,415,946         9,220,680
                                     ===============    ==============    =============     =============

Fully Diluted

   Net income                        $     7,548,066    $   12,756,169    $  21,496,330     $  25,140,492

   Preferred stock dividends                (878,779)         (878,780)      (1,757,559)       (1,757,559)

   Stock options in subsidiary              (117,225)          (82,847)        (219,271)         (161,323)

   Additional net ESOP
    expenses-assuming
    conversion of ESOP Series
    preferred stock                              ---           (45,079)             ---           (90,157)
                                     ---------------    --------------    -------------     -------------

   Adjusted net income               $     6,552,062    $   11,749,463    $  19,519,500     $  23,131,453
                                     ===============    ==============    =============     =============

   Earnings per share                $           .47    $          .84    $        1.39     $        1.66
                                     ===============    ==============    =============     =============

   Weighted average shares
    outstanding                           13,910,473        13,829,344       13,925,608        13,785,473

   Dilutive effective of
    unexercised stock option*                155,116            94,609          155,116           121,728
                                     ---------------    --------------    -------------     -------------

                                          14,065,589        13,923,953       14,080,724        13,907,201
                                     ===============    ==============    =============     =============

*  Primary - Based on average market price
   Fully Diluted - Based on the higher of the average market price or the market price at June 30 of each year